Exhibit 10.1

 Second Amendment to the

Avid Bioservices, Inc. Deferred Compensation Plan

Effective as of July 7, 2023, Avid Bioservices, Inc., a Delaware corporation (the “Company”), established the Avid Bioservices, Inc. Deferred Compensation Plan (the “Plan”). The Plan was amended on one prior occasion. By adoption of this instrument, the Company now desires to amend the Plan to clarify that all deferrals related to Equity Awards (as defined in the Plan) must be settled in the form of Company Stock (as defined in the Plan).

1.                   This Amendment shall be effective as of August 23, 2024.

2.                   Section 6.2(d) of the Plan is hereby amended by adding the following new paragraph to the end thereof to read as follows:

(4) Notwithstanding any provision in this Plan or any Deferral Agreement to the contrary, all amounts distributable from the Company Stock Fund and all deferrals of Equity Awards must be distributed to the Participants in the form of Company Stock.

3.                   Section 7.3 of the Plan is hereby amended by adding the following new paragraph to the end thereof to read as follows:

(g) EQUITY AWARDS. Notwithstanding any provision in this Plan or any Deferral Agreement to the contrary, all amounts distributable from the Company Stock Fund and all deferrals of Equity Awards must be distributed to the Participants in the form of Company Stock.

4.                   This Amendment shall only amend the provisions of the Plan referred to above, and those provisions not amended hereby shall be considered in full force and effect. Notwithstanding the foregoing, this Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of this 23rd day of August, 2024.

Avid Bioservices, Inc.

By: /s/ Nicholas S. Green

Its: President & Chief Executive Officer